SERVICES AGREEMENT

This SERVICES AGREEMENT (the "Agreement") dated as of October 1, 2005 is made by and between Sagamore Holdings Inc. ("SGH") and its subsidiaries (together, "Sagamore" or the "Company") and Timothy J. Connolly ("Connolly"), or his assignee.

Recitals:

WHEREAS, the parties hereto desire to enter into this Agreement to set forth the basis on which Connolly, will perform restructuring consulting services for the Company, all as set forth more fully in this Agreement.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

1. Engagement. The Company hereby engages Connolly, and Connolly hereby accepts such engagement, on the terms and conditions set forth in this Agreement. The Company is hereby obtaining the services of Connolly, and additional individuals to work for the Company (the "Associate Directors of Operations") as set forth below. All compensation for the services and actions of Connolly and the Associate Directors of Operations under this Agreement will be paid to Connolly or his designee.

2. Duties.

(a) The provisions of this Section 2 shall be subject to the Company's Articles of Incorporation, Bylaws (including without limitation the provision that the business and affairs of the Company shall be managed by its Board of Directors (the "Board")) and other governing documents, including committee charters, as well as applicable laws, regulations and requirements of The New York Stock Exchange, Inc. and/or any other securities exchange on which the Company's securities are listed or traded.

(b) SGH represents to Connolly that its Board of Directors (the "Board") has duly adopted resolutions (collectively, the "Resolution") appended hereto and incorporated herein by reference relating to the authorization of this Agreement and appointing Connolly as the Chief Restructuring Officer. Connolly will assign Associate Directors of Operations to serve in various capacities with the Company and to perform other services required of Connolly hereunder.

(c) Connolly or his designees shall be authorized to make decisions with respect to all aspects of the restructuring of the Company, in consultation with management and the operation of the Company's business, including without limitation organization and human resources, marketing and sales, logistics, finance and administration and such other areas as they may identify, in such manner as they deem necessary or appropriate in their reasonable judgment in a manner consistent with the business judgment rule and the provisions of applicable law. Connolly, and Associate Directors of Operations (each such person, a "Representative" and collectively, the

"Representatives"), shall not have any authority to make decisions with respect to hiring, appointing or terminating officers, executing transactions or otherwise committing the Company or its resources other than in the ordinary course of business unless set forth in the Resolution or otherwise approved by the Board. All decisions of Connolly shall be discussed to the extent Connolly deems reasonably appropriate with the member or members of the Company's management that Connolly, in the exercise of his reasonable judgment, determines to be appropriate prior to the implementation of such decisions and shall be implemented by the management of the Company, and any dispute between such management and Connolly regarding the implementation of such decisions shall be resolved definitively by the Board.

(d) Connolly shall be obligated to furnish such hours of service at such locations as they deem necessary in their reasonable discretion to perform their respective duties hereunder. Consequently, it is hereby understood and agreed that Connolly shall not devote his full time to this engagement. Connolly shall cause his designated Associate Directors of Operations to devote such portion of their business time to the performance of services for the Company hereunder on behalf of Connolly as deemed reasonably necessary.

(e) In undertaking to provide the services set forth herein, Connolly does not guarantee or otherwise provide any assurances that he will succeed in building the Company's operational and financial health and stability and, except for the amount referenced in Section 4(b) hereof, the Company's obligation to provide the compensation specified under Section 4 hereof shall not be conditioned upon any particular results being obtained by Connolly.

(f) In view of the Company's present circumstances, the Company acknowledges that Representatives may be required to make decisions with respect to extraordinary measures quickly and that the depth of their analyses of the information on which their decisions will be based may be limited in some respects due to the availability of information, time constraints and other factors. Moreover, each Representative shall be entitled, in performing his or her duties hereunder on behalf of Connolly, to rely on information disclosed or supplied to him or her by the Company's Board or management without verification or warranty of accuracy or validity.

(g) Connolly will keep the Board fully apprised of their findings, plans and activities.

3. Term. The term of Connolly's engagement hereunder shall be for two years, and continue on a quarterly basis until terminated by either party at the end of any such quarter upon written notice to the other party given at least ten days prior to the end of such quarter.

4. Compensation. Connolly and Associate Directors of Operations compensation hereunder shall consist of the following:

(a) The Company shall pay a monthly fee of $12,000 to Connolly, payable quarterly in advance on a pro-rated basis in immediately available funds upon execution of this agreement, and on the first day of each quarter thereafter throughout the term hereof (subject to adjustment as provided below). Connolly's fees may be paid, at

Connolly's option, in common stock based on one half (1/2) of the lowest closing price of the company's common stock (if publicly traded) during the prior 30 trading days before Connolly elects to take payment in stock.

(b) Success Fee - immediately vested warrants with an exercise price of $.01 per share in a number of warrants equal to 9.9% of the common stock of the company, and a cash bonus to be mutually agreed upon between Connolly and the Company within 90 days of the date hereof.

(c) Expenses - Reimbursement of Connolly and Associate Directors of Operations reasonable out-of-pocket expenses including, but not limited to, costs of travel, reproduction, typing, computer usage, legal counsel(including legal counsel retained to draft and enforce this Agreement), any applicable state sales or excise tax and other direct expenses.

(d) Retainer - It is our policy in these cases to receive a security retainer prior to the commencement of our activities to be held by us throughout this agreement. The retainer secures final payment of our invoices for services rendered. Given the magnitude and scope of the services you have requested, Connolly requires a retainer of $36,000. This retainer will be returned to you upon payment in full of our outstanding invoices or applied to any outstanding invoices at the conclusion of our engagement.

The Company shall pay to Connolly the compensation set forth in Sections 4(a) and 4(c) hereof based upon the submission of monthly invoices by Connolly setting forth the number of hours each day expended by the Representatives on behalf of the Company (other than Connolly), a general description of the services provided and a detailed listing of the expenses sought to be reimbursed. Such payment shall constitute full payment for the services provided under this Agreement. All the shares and underlying options or warrant rights under this Agreement are to be registered upon signature by Consultant under Form S-8 by the Company.

The Company acknowledges and agrees that the hours worked, the results achieved and the ultimate benefit to the Company of the work performed in connection with this engagement may be variable and that Company, and Connolly have taken this into account in setting the fees hereunder. No fee payable to any other person or entity by the Company or any other party shall affect any fee payable to Connolly and Associate Directors of Operations hereunder.

5. Confidentiality.

(a) Except as specified in this Section 5(a), the Company, including the Board, will not publish, distribute or otherwise disclose in any manner any information which was not prepared in connection with SGH, which was not public, and which was identified as being confidential that is received from Connolly or a Representative, without Connolly's or such Representative's prior written approval.

Such approval shall not be required if (i) the information sought is required to be disclosed by an order binding on SGH, Connolly or a Representative and issued by a court having competent jurisdiction over SGH, Connolly and such Representative and such information is disclosed only pursuant to the terms of such order, (ii) the information is otherwise publicly available other than through disclosure by a party in breach of a confidentiality obligation with respect thereto, or (iii) the information is required to be disclosed by applicable law or regulation or stock exchange requirement.

(b) Connolly, agrees to treat, and will cause each Representative to treat, any information received from the Company or its representatives with utmost confidentiality, and except as provided in this letter, will not publish, distribute or disclose in any manner any information developed by or received from the Company or its representatives without the Company's prior approval. Such approval shall not be unreasonably withheld. The Company's approval is not needed if either the information sought is required to be disclosed by an order binding on SGH or Connolly, issued by a court having competent jurisdiction over SGH or Connolly and such information is disclosed only pursuant to the terms of such order, or such information is otherwise publicly available other than through disclosure in breach of a confidentiality obligation under this Agreement by them with respect thereto; provided, where practical, advance written notice is provided to SGH in sufficient time to permit SGH to seek a protective order.

6. Representations and Warranties.

As an inducement to Connolly and to enter into this Agreement, the Company represents and warrants to Connolly as follows:

(a) The Company is a corporation duly organized and validly existing under the laws of the jurisdiction in which it was organized and has all requisite corporate power to enter into this Agreement.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein nor compliance by the Company with any of the provisions hereof will: (i) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to it or (ii) require the consent, approval, permission or other authorization of, or qualification or filing with or notice to, any court, arbitrator or other tribunal or any governmental, administrative, regulatory or self-regulatory agency or any other third party.

(c) This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company.

7. Indemnification.

(a) The Company shall indemnify and hold harmless Connolly, who is not an officer or director, his designated Associate Directors of Operations, representatives or agents (including counsel) (collectively, the "Connolly Indemnitees") from and against any and all losses, claims, damages, liabilities, penalties, judgments, awards, costs, fees, expenses and disbursements, including without limitation

the reasonable costs, fees, expenses and disbursements, as and when incurred, from the first dollar, of investigating, preparing or defending any action, suit, proceeding or investigation (whether or not in connection with proceedings or litigation in which any Connolly Indemnitee is a party) (any such amount being hereinafter sometimes referred to as an "Indemnifiable Loss"), directly or indirectly caused by, relating to, based upon, arising out of or in connection with this engagement of Connolly by the Company or the performance by Connolly of any services rendered pursuant to such engagement, unless there is a final non-appealable order of a court of competent jurisdiction finding Connolly Indemnitiees directly liable for gross negligence or willful misconduct. Connolly shall provide SGH with prompt notice of any claim under this paragraph. SGH and Connolly shall jointly control any settlement on any action for which any Connolly Indemnitee seeks indemnity; provided, however, that SGH shall be entitled on its own to effect the settlement of any pending or threatened proceeding so long as such settlement (i) includes an unconditional release of Connolly, in form and substance reasonably satisfactory to Connolly, from all liability on claims that are the subject matter of such proceeding and (ii) does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of Connolly.

(b) If Connolly, any Representative or any principal or agent of Connolly is required to testify, prepare for and/or appear at a deposition or produce documents at any time after the expiration or termination of this Agreement at any administrative or judicial proceeding relating to any services provided by Connolly hereunder, then Connolly shall be entitled to be compensated by the Company for Connolly, and the Associate Directors of Operations' associated time charges at the regular hourly rates in effect at the time and to be reimbursed for reasonable out-of-pocket expenses, including reasonable counsel fees, unless Connolly is found directly liable for gross negligence or willful misconduct.

(c) The Company will furnish to Connolly true, correct and complete copies of the following insurance certificates (if in effect):

Executive Liability and Entity Securities Insurance
General Liability Insurance
Fiduciary Liability Insurance
Punitive Damage Liability Insurance
Employment Practices Liability Insurance

All such policies (collectively, the "Policies" or individually referred to as a "Policy") issued to the Company by various insurers as set forth herein (collectively, the "Insurer") will have policy limits determined by Connolly and will be appropriate to a public company of this size and scope. Promptly, the Company shall notify the Insurers of the appointment of Connolly as the Chief Restructuring Officer, and of the appointment of any Associate Directors of Operations who become an officer of the Company. The Company shall cause its insurance broker to send copies of all documentation and other communications regarding the Policies, including without limitation any renewal or cancellation thereof, to the attention of Connolly, in the manner set forth herein, and Connolly, and any Associate Directors of Operations who become officers of the Company shall have all indemnities available to the officers of the Company pursuant to the Company's Articles of

Incorporation and Bylaws. As long as the same can be done at a commercially reasonable cost, during the term of this Agreement, the Company shall maintain directors and officers liability insurance coverage, employment practices insurance coverage and fiduciary liability insurance coverage comparable as to terms (including without limitation the provisions or any similar provision regarding extension of the discovery period thereunder) and amounts as that provided under the other similar publicly traded companies, with any such replacement coverage being obtained from an insurer with a rating from a nationally recognized rating agency not lower than that of the Insurer presently providing such coverage. Upon any cancellation or nonrenewal of any Policies by any Insurer, as long as the same can be done at a commercially reasonable cost, the Company shall exercise its rights under the applicable clause of the relevant Policy to extend the claim period for a one-year "discovery period" and shall exercise such rights and pay the premium required thereunder within the 30-day period specified therein. The Company shall use all commercially reasonable efforts, in connection with the next renewal of each Policy, to negotiate to obtain an option to extend the discovery period set forth in such Policies from one to three years, as long as the same can be obtained at a commercially reasonable cost.

8. Limitations on Liability. The Company agrees that Connolly and his personnel will not be liable to the Company for any claims, liabilities, or expenses relating to this engagement in excess of the fees paid by them to Connolly pursuant to this Agreement, unless there is a final non-appealable order of a Court of competent jurisdiction finding Connolly directly liable for gross negligence or willful misconduct. In no event will Connolly, and Associate Directors of Operations, or their personnel be liable for consequential, special, indirect, incidental, punitive or exemplary loss, damages or expenses relating to this engagement. These limitations on liability provisions extend to the employees, representatives, agents and counsel of Connolly. The limitation on liability and indemnification contained in this Agreement shall survive the completion or termination of this Agreement.

9. Independent Contractor / Benefits; Taxes. The parties intend that Connolly and any Associate Director of Operations shall render services hereunder as an independent contractor, and nothing herein shall be construed to be inconsistent with this relationship or status. Connolly and any Associate Director of Operations shall not be entitled to any benefits paid by the Company to its employees. Connolly and any Associate Director of Operations shall be solely responsible for any tax consequences applicable to Connolly and any Associate Director of Operations by reason of this Agreement and the relationship established hereunder, and the Company shall not be responsible for the payment of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to Connolly and/or any Associate Director of Operations' performance of management services hereunder. Notwithstanding anything in this agreement to the contrary, the Company shall be entitled to effect any withholding from any amount payable by it pursuant to this Agreement to the extent required by law.

10. Offer of Employment. The Company agrees to promptly notify Connolly if it extends (or solicits the possible interest in receiving)

an offer of employment to an employee of Connolly and agrees that it will pay Connolly a cash fee, upon hiring, equal to 150% of the aggregate first year's annualized compensation, including any guaranteed or target bonus, to be paid to Connolly's former employee that the Company hires, at any time up to one year subsequent to the date of the final invoice rendered by Connolly with respect to this Agreement.

11. Trial. The Company agrees that neither it nor any of its assignees or successors shall (a) seek a jury trial in any lawsuit, proceeding, counterclaim or any other action based upon, or arising out of or in connection with, the engagement of Connolly by the Company or any services rendered pursuant to such engagement, or (b) seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived, unless such consolidation is mandatory. The provisions of this paragraph have been fully discussed by the Company and Connolly and these provisions shall be subject to no exceptions. No party has agreed with or represented to any other party that the provisions of this section will not be fully enforced in all instances.

12. Jurisdiction. The Company hereby irrevocably and unconditionally (a) submits for itself and its property in any legal action or proceeding relating to the engagement of Connolly by the Company or any services rendered pursuant to such engagement, to the non-exclusive general jurisdiction of the State of Texas, County of Harris, the Courts of the United States of America, and appellate courts from any thereof; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c)agrees that service of process in any such action or proceeding may be effected in any manner permitted by law and agrees that nothing herein shall affect the right to effect service of process in any manner permitted by law or shall limit the right to sue in any other jurisdiction; and (d) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary or punitive or consequential damages.

13. Survival of Agreement. Except as provided in this Agreement, the obligations set forth under the above captioned Confidentiality, Indemnification, Limitation on Liability, Compensation, Offer of Employment, Trial and Jurisdiction sections shall survive the expiration, termination, or supercession of this Agreement.

14. Conflicts Prior to the Signing of this Agreement. Connolly confirms that no employee of Connolly has any financial interest or business connection with the Company. Based upon the information presently available, we are aware of no conflicts in connection with this engagement. It is understood and agreed that Connolly may accept the representation of other persons whose general business interests may compete with Company's interests or be adverse to Company's interests, so long as there is no actual or direct conflict of interest. Additionally, CSI Business Finance, Inc, a corporation controlled by Connolly is a secured lender to the Company. In the

event there is a conflict between the Company and CSI Business Finance, upon the request of CSI Business Finance, Inc, Connolly shall resign his position and terminate this contract immediately.

15. Personnel. The Company hereby understands and agrees that from time to time Connolly utilizes employees of his company and its other subsidiaries. In that event, their rates will be consistent with the rates charged by Connolly's personnel to other clients.

16. Amendments. Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

17. Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

18. Construction. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Texas.

19. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail, postage prepaid or by an overnight delivery service, charges prepaid; addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor:

If to the Company:

Sagamore Holdings, Inc.
33 South Wood Avenue, Suite 600
Iselin, NJ 08830

Attention: Robert Farrell / Joseph Donohue

If to CONNOLLY:

109 North Post Oak Lane, Suite 422
Houston, TX 77024
Attention: Timothy J. Connolly

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

20. Waivers. No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by

consideration and is in writing and executed by the aggrieved party hereto or his or its duly authorized agent. A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

21. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

22. Entire Agreement. This Agreement and the other documents delivered pursuant hereto, if any, constitute the full and entire understanding and agreement among the parties hereto with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

Sagamore Holdings, Inc.

By: /s/ Daniel J. Shea

Title: Chairman

By: /s/ Timothy J. Connolly

Title: Chief Restructuring Officer